Exhibit 99.1

WaterBridge Announces First Quarter 2026 Results

Increases full-year 2026 guidance ranges for produced water handling volumes and Adjusted EBITDA to 2.525 million barrels per day to 2.725 million barrels per day and $425 million to $465 million, respectively

Reports first quarter 2026 produced water handling volumes of 2.5 million barrels per day and revenue of $201.0 million

Declares quarterly cash dividend of $0.05 per share

HOUSTON—(BUSINESS WIRE)—WaterBridge Infrastructure LLC (NYSE: WBI; NYSE TX: WBI) (the “Company” or “WaterBridge”) today announced its financial and operating results for the first quarter of 2026.

Recent Financial and Operational Highlights

•
Average produced water handling volumes of 2.5 million barrels per day
•
Revenue of $201.0 million
•
Net income of $9.5 million, with net income margin of 5%
•
Adjusted EBITDA of $102.9 million, with Adjusted EBITDA Margin of 51%(1)
•
Gross margin of $48.2 million and Adjusted Operating Margin of $111.3 million(1)
•
Increased 2026 guidance ranges based on increased confidence in commercial demand, supported by a strengthening macroeconomic backdrop:
o
Increased produced water handling volumes guidance range to 2.525 million barrels per day to 2.725 million barrels per day, representing approximately 8% year-over-year volume growth
o
Increased Adjusted EBITDA guidance range to $425 million to $465 million, representing approximately 10% annual Adjusted EBITDA growth
•
Conducted the formal Speedway Phase II Open Season from February 23, 2026, through April 20, 2026. As a result of the strong demand demonstrated throughout the process, WaterBridge is progressing commercial discussions with high-quality counterparts, representing both new and existing customers

Prior to the closing of WaterBridge's initial public offering (the "IPO") on September 18, 2025, WaterBridge completed the successful combination (the "Combination") of its legacy entities WaterBridge Equity Finance LLC ("WBEF"), WaterBridge NDB Operating LLC ("NDB Operating") and Desert Environmental LLC ("Desert Environmental"). For first quarter 2026 figures presented in this release, prior year figures are not presented for comparison, as they reflect only NDB Operating results, and therefore have limited utility relative to the current period. Instead, the Company will compare our current quarter results to the prior quarter results, and expects to be able to provide prior-year periods for comparison beginning in the third quarter of 2026. Comparisons to the first quarter of 2025 can be found in the Company's Quarterly Report on Form 10-Q, which was filed with the U.S. Securities and Exchange Commission (“SEC”) on May 6, 2026.

Management Commentary

Jason Long, Chief Executive Officer of WaterBridge, stated, “We delivered a strong first quarter that validates our platform and keeps our key second-half milestones on track. Speedway Phase I is progressing toward a mid-year start, the Kraken MVC ramp is on schedule, and the Phase II open season closed with demand that exceeded our expectations from new and existing customers looking for the unique long-haul capacity that WaterBridge provides. That operational visibility, combined with a more supportive macroeconomic backdrop for E&P activity, gives us the conviction to raise our full-year produced water handling volume guidance to 2.525 to 2.725 million barrels per day and our Adjusted EBITDA guidance to $425 million to $465 million. The opportunities ahead of WaterBridge across produced water handling, beneficial reuse, and the infrastructure that the basin will require for the next decade are as compelling as they have ever been."

Scott McNeely, Chief Financial Officer of WaterBridge, stated, "Our first quarter results highlight strong execution as we continue to scale our platform. Looking forward, our commercial and operational demand picture has strengthened since we set initial guidance, and the macro environment is supportive of the E&P activity levels that underpin our volume outlook. On that basis, we are raising full-year produced water handling volume and EBITDA guidance ranges. WaterBridge is well positioned to capitalize on a growing set of opportunities in the Delaware Basin as demand for produced water handling continues to accelerate, while delivering sustained and compelling value for our shareholders."

First Quarter Operational Results

Produced water handling volumes for the first quarter were 2.5 million barrels per day, representing a 4% decrease compared to fourth quarter 2025 volumes. Volume decline was driven by lower seasonal activity levels to begin the year, partially offset by increased produced water handling volumes due to the continued ramp of the Kraken project.

First quarter capital expenditures were $110.9 million, primarily driven by continued construction costs for the first phase of the Speedway Pipeline project and continued investments in our Stateline produced water infrastructure.

Gross margin and gross margin per barrel for the quarter were $48.2 million and $0.20, respectively, an increase as compared to fourth quarter 2025 gross margin and gross margin per barrel of $46.8 million and $0.18, respectively. Adjusted Operating Margin and Adjusted Operating Margin per barrel were $111.3 million and $0.45 per barrel, respectively, as compared to fourth quarter 2025 Adjusted Operating Margin and Adjusted Operating Margin per barrel of $108.9 million and $0.41 per barrel, respectively.(1)

First Quarter Financial Results

Revenue for the first quarter of 2026 was $201.0 million as compared to $208.9 million of revenue in the fourth quarter of 2025, representing a 4% sequential decrease. Sequential revenue decrease was mainly driven by the seasonal activity-driven decrease in produced water handling and water solutions volumes.

Net income for the first quarter of 2026 was $9.5 million as compared to a $13.6 million net loss in the fourth quarter of 2025. Adjusted EBITDA was $102.9 million in the first quarter of 2026 as compared to Adjusted EBITDA of $103.8 million in the fourth quarter of 2025.(1)

Net income margin was 5% in the first quarter of 2026, and Adjusted EBITDA Margin was 51% in the first quarter of 2026.(1)

Strong Balance Sheet with Ample Liquidity

Total liquidity was $500.7 million as of March 31, 2026, including approximately $450.0 million of available borrowing capacity under its revolving credit facility and total cash and cash equivalents of $50.7 million. The Company had $1.486 billion of borrowings outstanding as of March 31, 2026, versus $1.465 billion of borrowings outstanding as of December 31, 2025.

First Quarter 2026 Dividend

The WaterBridge Board of Directors declared a dividend on our Class A shares of $0.05 per share, payable on June 18, 2026, to shareholders of record as of June 4, 2026, and a corresponding required cash distribution to WBI Operating LLC unitholders.

Updated 2026 Outlook

The Company increases its outlook for fiscal year 2026 to reflect the impact of increased visibility and conviction into commercial demand for our integrated infrastructure offerings, supported by the strengthening macroeconomic backdrop. Produced water handling volumes are now expected to average approximately 2,525 MBbl/d to 2,725 MBbl/d, and WaterBridge anticipates delivering full-year 2026 Adjusted EBITDA of $425 million to $465 million. The Company reaffirms its previously announced capital expenditures guidance range of $430 million to $490 million.

(1) Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Margin and Adjusted Operating Margin per barrel are non-GAAP financial measures. See “Reconciliation of Non-GAAP Financial Measures” included within the Appendix of this press release for related disclosures and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Quarterly Report on Form 10-Q

Our financial statements and related footnotes are available in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, which was filed with the SEC on May 6, 2026.

Conference Call and Webcast Information

The Company will hold a conference call on Thursday, May 7, 2026, at 11:00 a.m. Central Time to discuss its first quarter 2026 results. A live webcast of the conference call will be available on the Events and Presentations section of the WaterBridge Investor Relations website at https://wbinfra.com/investor-relations/events-and-presentations. To listen to the live broadcast, go to the site at least 10-15 minutes prior to the scheduled start time to register and install any necessary audio software.

To access the live conference call, participants must pre-register online at https://events.q4inc.com/analyst/755868467?pwd=Osx5IqwY to receive unique dial-in information. Pre-registration may be completed at any time up to the call start time. An audio replay will be available following the conclusion of the call and can be accessed via the same link.

About WaterBridge

WaterBridge is a leading integrated, pure-play water infrastructure company with operations predominantly in the Delaware Basin, the most prolific oil and natural gas basin in North America, with additional assets in the Eagle Ford and Arkoma Basins. WaterBridge operates the largest integrated produced water infrastructure network in the United States, through which it provides water management solutions to oil and natural gas exploration and production companies under long-term contracts, which include gathering, transporting, recycling and handling produced water. Headquartered in Houston, Texas, WaterBridge is a first mover in the water midstream sector and benefits from an experienced and entrepreneurial management team. WaterBridge was formed by Five Point Infrastructure LLC, a private equity firm with a track record of investing in and developing energy, environmental water management and sustainable infrastructure companies within the Permian Basin. Learn more at www.wbinfra.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release may contain forward-looking statements that are based on WaterBridge’s beliefs, as well as assumptions made by, and information currently available to, WaterBridge, and therefore involve risks and uncertainties that are difficult to predict. Generally, future or conditional verbs such as “will,” “would,” “should,” or “could,” and the words “believe,” “anticipate,” “continue,” “intend,” “expect” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, strategies, plans, objectives, expectations, intentions, assumptions, future operations and prospects and other statements that are not historical facts, including our estimated future financial performance. You should not place undue reliance on forward-looking statements. Although WaterBridge believes that plans, intentions and expectations reflected in or suggested by any forward-looking statements made herein are reasonable, WaterBridge may be unable to achieve such plans, intentions or expectations and actual results, and performance or achievements may vary materially and adversely from those envisaged in this news release due to a number of factors including, but not limited to: our customers’ demand for and use of our services; the domestic and foreign supply of, and demand for, energy sources, including the impact of political instability or armed conflict in oil and natural gas producing regions, including increased hostilities in the Middle East, including Iran, and other sustained military campaigns, the Russia-Ukraine war, as well as the conditions in South America, Central America, China and Russia and acts of terrorism or sabotage, actions relating to oil price and production controls by OPEC+, such as announcements of potential changes to oil production levels; our reliance on a limited number of customers, as well as our operations in the Delaware Basin, for a substantial majority of our revenues; our ability to enter into favorable contracts with our customers, including the prices we are able to charge and the margins we are able to realize; commodity price volatility and trends related to changes in commodity prices, and our customers’ ability to successfully navigate through such volatility; the availability of additional pore space for future capacity expansion; the level of competition from other water management companies; changes in the prices charged to our customers and availability of services necessary for our customers to conduct their businesses, as a result of scarcity, government regulations or other factors; our and our customers’ ability to obtain necessary supplies, raw materials and other critical components on a timely basis, or at all, including any impacts presented by imposed or potential tariffs, shortages, price increases and any reactions thereto in international trade; any planned or future expansion projects by us or our customers; our ability to pay dividends; the development of advances or changes in energy technologies or practices; our ability to successfully implement our growth plans, including through organic growth projects, future acquisitions or otherwise; the potential deterioration of our customers’ financial condition and their ability to access capital to fund their development programs; the degree to which consolidation among our customers may affect spending on U.S. drilling and completions in the near term; our and our customers’ ability to obtain government approvals or acquire or maintain necessary permits, including those related to the development and operation of produced water handling facilities; operational disruptions and liability related thereto associated with our customers, including those due to environmental hazards, fires, explosions, chemical mishandling or other industrial accidents; our customers' liquidity and ability to access the capital markets on favorable terms, or at all, which depends on general market conditions, including the impact of inflation, tariffs and international trade, interest rates and related governmental policies; the effects of geopolitical conflicts, domestic political uncertainties or armed conflict in oil and natural gas producing regions, including increased hostilities in the Middle East, including Iran, which may decrease demand for oil and natural gas or contribute to volatility in the prices for oil and natural gas, which could decrease demand for our services; our level of indebtedness and our ability to service our indebtedness; our ability to integrate future acquisitions and manage related growth; our ability to recruit and retain key management and other personnel and the allocation of resources between LandBridge and WaterBridge; actions taken by the federal or state governments, such as executive orders or new or expanded regulations, that may impact future energy production in the U.S. and any acceleration of the domestic and/or international transition to a low carbon economy; changes in laws and regulations (or the interpretation thereof), including those related to hydraulic fracturing, accessing water, disposing of wastewater, transferring produced water, interstate brackish water transfer, carbon pricing, pipeline construction, data privacy, taxation or emissions, leasing, permitting or drilling and various other environmental matters, in particular, those intended to address seismic activity or over-pressurization; changes in effective tax rates, or adverse outcomes resulting from other tax increases or an examination of our income or other tax returns and tax inefficiencies; the severity and duration of world health events, natural disasters or inclement or hazardous weather conditions, including cold weather, hurricanes, fires, droughts, earthquakes, flooding and tornadoes; evolving cybersecurity risks, such as those involving unauthorized access, third-party provider defects and service failures; denial-of-service attacks, malicious software, data privacy breaches by employees or other service providers, insiders or others with authorized access, cyber or phishing attacks, ransomware, social engineering, physical breaches or other action. These risks, as well as other risks associated with WaterBridge, are also more fully discussed in WaterBridge’s filings with the SEC, including its most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You can access WaterBridge’s filings with the SEC through the SEC's website at http://www.sec.gov. Except as required by applicable law, WaterBridge undertakes no obligation to update any forward-looking statements or other statements herein for revisions or changes after this communication is made.

FIRST QUARTER 2026 RESULTS

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands) (unaudited)

	Three Months Ended March 31, 2026	Three Months Ended December 31, 2025
Revenues:
Produced water handling	$153,197	$155,475
Produced water handling - related party	28,740	30,555
Water solutions	8,490	10,563
Water solutions - related party	524	1,502
Other revenues	8,675	9,131
Other revenues - related party	1,351	1,655
Total revenues	200,977	208,881

Direct operating costs	70,040	79,007
Direct operating costs - related party	13,798	14,357
Depreciation, depletion, amortization and accretion	68,947	68,687
Total cost of revenues	152,785	162,051

General and administrative expense	16,811	24,058
(Gain) loss on disposal of assets, net	(74)	148
Other operating expense, net	999	341
Operating income	30,456	22,283

Interest expense, net	19,992	25,380
Loss on extinguishment of debt, net	-	11,411
Other income, net	(112)	(137)
Income (loss) from operations before taxes	10,576	(14,371)
Income tax expense (benefit)	1,055	(788)
Net income (loss)	$9,521	$(13,583)
Net income (loss) attributable to noncontrolling interest	6,006	(9,713)
Net income (loss) attributable to WaterBridge Infrastructure LLC	$3,515	$(3,870)

CONSOLIDATED BALANCE SHEETS

(in thousands) (unaudited)

	March 31, 2026	December 31, 2025
Current assets:
Cash and cash equivalents	$50,668	$51,543
Accounts receivable, net	156,835	161,645
Other receivables	1,424	2,634
Related party accounts receivable	38,071	30,469
Prepaid expenses and other current assets	12,213	14,834
Total current assets	259,211	261,125

Non-current assets:
Property, plant and equipment, net	2,353,434	2,285,536
Intangible assets, net	912,228	935,708
Goodwill	53,127	53,127
Deferred tax assets	142,485	131,805
Other assets	31,986	32,719
Total non-current assets	3,493,260	3,438,895
Total assets	$3,752,471	$3,700,020

Liabilities and equity
Current liabilities:
Accounts payable	$55,660	$38,732
Related party accounts payable	5,335	5,851
Accrued liabilities	124,992	130,126
Current portion of long-term debt	9,107	12,546
Other current liabilities	4,397	1,685
Total current liabilities	199,491	188,940

Non-current liabilities:
Long-term debt, net of debt issuance costs	1,457,378	1,431,837
Tax receivable agreement liability	217,118	201,375
Other long-term liabilities	30,569	30,259
Total non-current liabilities	1,705,065	1,663,471
Total liabilities	1,904,556	1,852,411

Commitments and contingencies

Class A shares, unlimited shares authorized and 47,016,059 shares issued and outstanding as of March 31, 2026. Unlimited shares authorized and 43,264,850 shares issued and outstanding as of December 31, 2025.	659,853	606,843
Class B shares, unlimited shares authorized and 76,440,150 shares issued and outstanding as of March 31, 2026. Unlimited shares authorized and 80,190,150 shares issued and outstanding as of December 31, 2025.	-	-
Retained earnings	(3,202)	(4,537)
Total shareholders’ equity attributable to WaterBridge Infrastructure LLC	656,651	602,306
Noncontrolling interest	1,191,264	1,245,303
Total shareholders’ equity	1,847,915	1,847,609
Total liabilities and equity	$3,752,471	$3,700,020

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) (unaudited)

	Three Months Ended March 31, 2026	Three Months Ended December 31, 2025
Cash flows from operating activities
Net income (loss)	$9,521	$(13,583)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	68,947	68,687
Amortization of debt issuance costs	1,025	980
Share-based compensation	2,584	2,745
Contractual customer relationships amortization	458	458
(Gain) loss on disposal of assets, net	(74)	148
Deferred income tax expense	892	(826)
Loss on extinguishment of debt, net	-	11,411
Other	343	345
Changes in operating assets and liabilities:
Accounts receivable	5,005	(10,259)
Related party accounts receivable	(7,602)	5,378
Prepaid expenses and other assets	2,422	2,114
Accounts payable	2,409	(4,638)
Taxes payable	163	(95)
Related party accounts payable	(46)	255
Contract liabilities	(148)	(147)
Accrued and other liabilities	9,204	25,207
Net cash provided by operating activities	95,103	88,180

Cash flows from investing activities
Capital expenditures	(110,940)	(89,209)
Proceeds from disposal of assets	1,243	115
Net cash used in investing activities	(109,697)	(89,094)

Cash flows from financing activities
Proceeds from debt	25,000	1,450,000
Dividends, dividend equivalents and distributions paid	(6,217)	-
Repayments of debt	(4,230)	(1,712,083)
Offering costs	(540)	(5,935)
Repayments of finance leases	(283)	(256)
Taxes paid related to net share settlement of RSUs	(11)	-
Debt issuance costs	-	(25,918)
Net cash provided by (used in) financing activities	13,719	(294,192)
Net decrease in cash and cash equivalents	(875)	(295,106)
Cash and cash equivalents - beginning of period	51,543	346,649
Cash and cash equivalents - end of period	$50,668	$51,543

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Margin, and Adjusted Operating Margin per barrel are supplemental non-GAAP measures that we use to evaluate current, past and expected future performance. Although these non-GAAP financial measures are important factors in assessing our operating results, they should not be considered in isolation or as a substitute for net income, gross margin or any other measures presented under GAAP.

Adjusted EBITDA and Adjusted EBITDA Margin are used to assess the financial performance of our assets over the long term. We define Adjusted EBITDA as net income (loss) before interest; taxes; depreciation, amortization, depletion and accretion; share-based compensation; non-recurring transaction-related expenses; litigation settlements and expenses incurred outside of the ordinary course of business; debt modification and extinguishment costs; gains or losses on disposal of assets and other non-cash or non-recurring expenses. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenues.

We believe Adjusted EBITDA and Adjusted EBITDA Margin are useful because they allow us to more effectively evaluate our operating performance and compare the results of our operations from period to period, and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA and Adjusted EBITDA Margin because these amounts can vary substantially from company to company within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired.

The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated.

	Three Months Ended March 31, 2026	Three Months Ended December 31, 2025
Net income (loss)	$9,521	$(13,583)
Adjustments:
Depreciation, depletion, amortization and accretion	68,947	68,997
Interest expense, net	19,992	25,380
Income tax expense (benefit)	1,055	(788)
EBITDA	$99,515	$80,006
Adjustments:
Share-based compensation - RSUs	1,759	1,737
Share-based compensation - NDB Incentive Units	825	1,008
Temporary power costs	352	273
Transaction-related expenses(1)	223	9,133
(Gain) loss on disposal of assets, net	(74)	148
Sales tax liability release(2)	-	(237)
Debt modification and extinguishment costs	-	11,545
Other(3)	344	227
Adjusted EBITDA	$102,944	$103,840

Total revenues	200,977	208,881
Net income (loss) margin	5%	(7)%
Adjusted EBITDA Margin	51%	50%
(1)
Transaction-related expenses consist of non-capitalizable transaction costs associated with corporate reorganization and non-capitalizable IPO-related charges.
(2)
Sales tax liability release represents the release of a liability associated with transaction taxes recorded in conjunction with a historical acquisition.
(3)
Other consists of abandoned well costs, abandoned project costs, mark-to-market derivatives and other non-cash or non-recurring items.

Adjusted Operating Margin and Adjusted Operating Margin per barrel are dependent upon the volume of produced water the Company gathers and handles, the volume of recycled water and brackish water WaterBridge sells and transfers, the fees WaterBridge charges for such services and the recurring operating expenses WaterBridge incurs to perform such services. The Company defines Adjusted Operating Margin as gross margin plus depreciation, depletion, amortization and accretion excluding other revenues and cost of other revenues not associated with our produced water handling and water solution revenue streams. WaterBridge defines Adjusted Operating Margin per barrel as Adjusted Operating Margin divided by total volumes handled, sold or transferred.

WaterBridge seeks to enhance WaterBridge’s Adjusted Operating Margin in part by reducing, to the extent appropriate, expenses directly tied to operating WaterBridge’s assets. Landowner royalties, power expenses for handling and treatment facilities, direct labor costs, chemical costs, workover expenses and repair and maintenance costs comprise the most significant portion of its expenses. WaterBridge’s operating expenses are largely variable and as such, generally fluctuate in correlation with throughput volumes.

WaterBridge’s Adjusted Operating Margin incrementally benefits from increased water solutions recycled water sales. When produced water is recycled, WaterBridge recognizes cost savings from reduced landowner royalties, reduced pumping costs, lower chemical treatment and filtration costs and reduced power consumption.

The following table sets forth a reconciliation of gross margin and gross margin per barrel, as determined in accordance with GAAP to Adjusted Operating Margin and Adjusted Operating Margin per barrel for the periods presented for our produced water handling and water solutions revenues.

	Three Months Ended March 31, 2026	Three Months Ended December 31, 2025
(Dollars in thousands, except per barrel data)
Total revenues	$200,977	$208,881
Cost of revenues	(152,785)	(162,051)
Gross margin	48,192	46,830
Less: Other revenues	(10,026)	(10,786)
Less: Cost of other revenues(1)	4,236	3,906
Depreciation, depletion, amortization and accretion	68,947	68,997
Adjusted Operating Margin	$111,349	$108,947
Total volumes(2) (MBbls)	245,749	264,995
Gross margin ($/Bbl)	$0.20	$0.18
Adjusted Operating Margin ($/Bbl)	$0.45	$0.41
(1)
Cost of other revenues includes direct operating costs associated with our energy waste management, gas transportation and divested crude transportation services.
(2)
Total volumes exclude skim oil volumes.

Contacts

Scott McNeely
Chief Financial Officer
Contact@wbinfra.com

Mae Herrington
Director, Investor Relations
IR@wbinfra.com

Media

Daniel Yunger / Nathaniel Shahan
Kekst CNC
kekst-waterbridge@kekstcnc.com